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                                                                     EXHIBIT 5.1

                        [M.G. Ramachandran Letterhead]

                               September 21, 1999


Satyam Infoway Limited
Maanasarovar Towers
271-A, Anna Salai
Teynampet, Chennai 600 015
India

     Re:  Satyam Infoway Limited Registration Statement on Form F-1

Gentlemen:

          I have acted as your counsel in connection with the registration, offering and sale under the Securities Act of 1933, as amended, of up to 4,801,250 equity shares (including up to 626,250) equity shares that the underwriters have the option to purchase to cover over allotments, if any), par value Rs.10 per share (the "Shares") of Satyam Infoway Limited, a company with limited liability incorporated in the Republic of India (the "Company"). Each of the Shares being so registered is represented by one American Depositary Share. I have examined the registration statement on Form F-1 (the "Registration Statement") filed by you with the United States Securities and Exchange Commission on September 21, 1999 for the purpose of registering the Shares. The Shares are to be sold to the underwriters for resale to the public in a form evidenced by American Depositary Receipts, to be issued by the Depositary, all as described and defined in the Registration Statement and pursuant to the underwriting agreement filed as an exhibit thereto (the "Underwriting Agreement"). As your counsel, I have also examined, under Indian law, the proceedings proposed to be taken in connection with such offering and sale of the Shares.

          Strictly limited to Indian law, it is my opinion that the Shares to be sold by the Company in the offering pursuant to the Underwriting Agreement have been duly authorized and when issued in accordance with the Underwriting Agreement and Indian law and delivered against payment shall be validly issued, fully paid and nonassessable.

          I hereby confirm to you that subject to the assumptions and limitations set forth therein, the statements set forth under the caption "Taxation--Indian Taxation" in the prospectus included in the Registration Statement constitute my opinion with respect to the Indian income tax consequences of the acquisition, ownership and disposition of the Shares and the American Depositary Shares representing such shares.

          I consent to the reference to my name under the captions "Legal Matters," "Taxation--Indian Taxation" and "Enforcement of Civil Liabilities" in the prospectus included as a part of the Registration Statement and any amendments thereto and to the use of this opinion as an exhibit to the Registration Statement.

                                          Yours faithfully,

                                          /s/ M.G. Ramachandran

                                          (M.G. Ramachandran)